Performant Financial Corporation Announces Financial Results for Fourth Quarter and Full Year 2017

Livermore, Calif., March 6, 2018 - Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services in the United States, today reported the following financial results for its fourth quarter and full year ended December 31, 2017:

Fourth Quarter Financial Highlights

•	Total revenues of $33.3 million, compared to $33.8 million in the prior year period, down 1.5%

•	Net income of $0.5 million or $0.01 per diluted share, compared to net loss of $12.3 million, or $(0.24) per diluted share, in the prior year period

•	Adjusted EBITDA of $2.0 million, compared to $4.9 million in the prior year period

•	Adjusted net income of $1.3 million, or $0.02 per diluted share, compared to adjusted net loss of $1.5 million or $(0.03) per diluted share, in the prior year period

Full Year 2017 Financial Highlights

•	Total revenues of $132.0 million, compared to $141.4 million in 2016, 6.6%

•	Net loss of $12.7 million, or $(0.25) per diluted share, compared to net loss of $11.5 million, or $(0.23) per diluted share, in 2016

•
Adjusted EBITDA of $9.2 million, compared to $25.9 million in 2016, Adjusted net loss of $7.5 million, or $(0.15) per diluted share, compared to adjusted net income of $4.1 million, or $0.08 per diluted share, in 2016

Fourth Quarter 2017 Results

Student lending revenues in the fourth quarter were $22.5 million, a decrease of 17.9% from $27.4 million in the prior year period. The Guaranty Agencies and U.S. Department of Education accounted for student lending revenues of $21.3 million and $1.2 million, respectively, in the fourth quarter of 2017, compared to $23.7 million and $3.7 million the prior year period. Student loan placement volume (defined below) during the quarter totaled $0.5 billion, compared to $0.6 billion in the prior year period. On January 11, 2018, the Department of Education announced that the Company was awarded one of two unrestricted contracts to provide debt collection services on defaulted federal student loans.

Healthcare revenues in the fourth quarter were $3.6 million, up from $2.3 million in the prior year period. Medicare audit recovery revenues were $0.5 million in the fourth quarter, a decrease of $0.1 million from the prior year period. The Company began work on the CMS Recovery Audit programs in Regions 1 and 5 during Q2 of 2017 and while the Company has begun to recognize some revenue from these contracts, claim volumes for the RAC program remain at low levels due to document request limits. Commercial healthcare clients contributed revenues of $3.2 million in the fourth quarter of 2017, an increase of $1.4 million from the prior year period.

Other revenues in the fourth quarter were $7.2 million, up from $4.1 million in the prior year period. This increase is due to the growth in our customer care contract work.

Net income for the fourth quarter of 2017 was $0.5 million, or $0.01 per share on a fully diluted basis, compared to net loss of $12.3 million or $(0.24) per share on a fully diluted basis in the prior year period. Adjusted EBITDA for the fourth quarter of 2017 was $2.0 million as compared to $4.9 million in the prior year period. Adjusted net income for the fourth quarter of 2017 was $1.3 million, resulting in $0.02 per share on a fully diluted basis. This compares to adjusted net loss of $1.5 million or $(0.03) per fully diluted share in the prior year period.

As of December 31, 2017, the Company had cash, cash equivalents and restricted cash of approximately $23.5 million.

Full Year 2017 Results

Revenues for the full year ended December 31, 2017 were $132.0 million, a decrease of 6.6% compared to $141.4 million in 2016.  Student lending revenues declined 14.0% to $94.3 million from $109.6 million in 2016. Student Loan Placement Volume totaled $2.8 billion as compared to $3.2 billion in 2016. Healthcare revenues declined 12.3% to $10.0 million from $11.4 million in the prior year. Other revenues increased 35.8% to $27.7 million from $20.4 million in 2016.

Net loss for the full year was $12.7 million, or $(0.25) per share on a fully diluted basis, compared to net loss of $11.5 million or $(0.23) per share on a fully diluted basis in 2016. Adjusted EBITDA for 2017 was $9.2 million as compared to $25.9 million in 2016.   Adjusted net loss for 2017 was $7.5 million, resulting in adjusted earnings per share of $(0.15) on a fully diluted basis. This compares to adjusted net income of $4.1 million or $0.08 per fully diluted share in 2016.

Business Outlook

“Looking ahead to 2018, we have several large opportunities, although these opportunities will require investment during 2018. These opportunities include the new Department of Education contract, which is currently in protest process, the Medicare as Secondary Payer Commercial Repayment Center contract, and our two new Medicare Recovery Audit Contracts with CMS, for Regions 1 and 5, which are still in their early contract stage. We expect that these contracts that we are implementing in 2018 will have strong financial contribution as we look forward from 2018, but implementation expenses during 2018 will bring down margins. With that in mind, we are providing full year 2018 revenue and adjusted EBITDA guidance of $123 to $150 million and $2 to $6 million, respectively. This guidance does not include the new
Department of Education contract which would require additional investment in 2018, and the balance sheet impact of closing out our old Region A CMS contract,” concluded Im.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Earnings Conference Call

The Company will hold a conference call to discuss its fourth quarter and full year 2017 results today at 5:00 p.m. Eastern. A live webcast of the call may be accessed on the Investor Relations section of the Company’s website at investors.performantcorp.com. The conference call is also available by dialing 877-705-6003 (domestic) or 201-493-6725 (international).

A replay of the call will be available on the Company's website or by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13677044. The telephonic replay will be available approximately three hours after the call, through March 13, 2018.

About Performant Financial Corporation

Performant helps government and commercial organizations enhance revenue and contain costs by preventing, identifying and recovering waste, improper payments and defaulted assets. Performant is a leading provider of these services in several industries, including healthcare, student loans and government. Performant has been providing recovery audit services for more than nine years to both commercial and government clients, including serving as a Recovery Auditor for the Centers for Medicare and Medicaid Services.

Powered by a proprietary analytic platform and workflow technology, Performant also provides professional services related to the recovery effort, including reporting capabilities, support services, customer care and stakeholder training programs meant to mitigate future instances of improper payments. Founded in 1976, Performant is headquartered in Livermore, California.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for revenues, net income and adjusted EBITDA in 2018. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company's largest customers and any termination in the Company’s relationship with any of our significant clients would result in a material decline in our revenues, that many of the Company's customer contracts are subject to periodic renewal, are not exclusive, do not provide for committed business volumes and may be changed or terminated unilaterally and on short notice, that there can be no assurance that the Company is able to retain its new contract with the Department of Education as the result of the protests filed by unsuccessful bidders, that continuing limitations on the scope of our audit activity under our RAC contracts have significantly reduced our revenue opportunities with this client, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company's revenues, that future legislative and regulatory changes may have significant effects on the Company's business, that failure of the Company's or third parties' operating systems and technology infrastructure could disrupt the operation of the Company's business and the threat of breach of the Company's security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company's financial condition and operating results is included from time to time in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's annual report on Form 10-K for the year ended December 31, 2016 and subsequently filed reports on Forms 10-Q and 8-K. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information
Richard Zubek
Investor Relations
925-960-4988
investors@performantcorp.com

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

Assets	December 31, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$21,731	$32,982
Restricted cash	1,788	7,502
Trade accounts receivable, net of allowance for doubtful accounts of $35 and $224, respectively	12,494	11,484
Deferred income taxes	—	5,331
Prepaid expenses and other current assets	12,678	12,686
Income tax receivable	6,839	2,027
Total current assets	55,530	72,012
Property, equipment, and leasehold improvements, net	20,944	23,735
Identifiable intangible assets, net	4,864	5,895
Goodwill	81,572	82,522
Deferred income taxes	468	—
Other assets	1,058	914
Total assets	$164,436	$185,078
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes payable, net of unamortized debt issuance costs of $171 and $1,294, respectively	$2,029	$9,738
Accrued salaries and benefits	4,569	4,315
Accounts payable	1,518	628
Other current liabilities	3,347	4,409
Estimated liability for appeals	18,817	19,305
Net payable to client	12,800	13,074
Total current liabilities	43,080	51,469
Notes payable, net of current portion and unamortized debt issuance costs of $3,245 and $272, respectively	38,555	43,878
Deferred income taxes	—	1,130
Other liabilities	2,476	2,356
Total liabilities	84,111	98,833
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized, 500,000 shares at December 31, 2017 and 2016, respectively; issued and outstanding, 51,085 and 50,234 shares at December 31, 2017 and 2016, respectively	5	5
Additional paid-in capital	72,459	65,650
Retained earnings	7,861	20,590
Total stockholders’ equity	80,325	86,245
Total liabilities and stockholders’ equity	$164,436	$185,078

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenues	$33,289	$33,812	$132,049	$141,360
Operating expenses:
Salaries and benefits	20,551	18,756	82,191	78,863
Other operating expenses	13,925	14,584	55,863	54,985
Impairment of goodwill and intangible assets	—	15,438	1,081	15,438
Total operating expenses	34,476	48,778	139,135	149,286
Loss from operations	(1,187)	(14,966)	(7,086)	(7,926)
Interest expense	(1,289)	(1,761)	(6,972)	(7,897)
Interest income	4	—	4	—
Loss before benefit from income taxes	(2,472)	(16,727)	(14,054)	(15,823)
Benefit from income taxes	(2,993)	(4,432)	(1,325)	(4,370)
Net income (loss)	$521	$(12,295)	$(12,729)	$(11,453)

Net income (loss) per share
Basic	$0.01	$(0.24)	$(0.25)	$(0.23)
Diluted	$0.01	$(0.24)	$(0.25)	$(0.23)
Weighted average shares
Basic	51,004	50,230	50,688	50,038
Diluted	51,599	50,230	50,688	50,038

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net loss	$(12,729)	$(11,453)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss on disposal of assets	67	12
Impairment of goodwill and intangible assets	1,081	15,438
Depreciation and amortization	10,888	13,380
Deferred income taxes	3,733	(6,912)
Stock-based compensation	3,740	4,713
Interest expense from debt issuance costs	1,336	1,264
Write-off of unamortized debt issuance costs	1,049	468
Interest expense paid in kind	331	—
Changes in operating assets and liabilities:
Trade accounts receivable	(1,010)	6,481
Prepaid expenses and other current assets	8	247
Income tax receivable	(4,812)	(2,027)
Other assets	(148)	(740)
Accrued salaries and benefits	254	(446)
Accounts payable	890	(301)
Other current liabilities	(1,062)	(656)
Income taxes payable	—	(895)
Estimated liability for appeals	(488)	187
Net payable to client	(274)	(1,326)
Other liabilities	120	350
Net cash provided by operating activities	2,974	17,784
Cash flows from investing activities:
Proceeds from sale of property, equipment, and leasehold improvements	—	—
Purchase of property, equipment, and leasehold improvements	(7,259)	(7,866)
Net cash used in investing activities	(7,259)	(7,866)
Cash flows from financing activities:
Repayment of notes payable	(55,513)	(39,076)
Debt issuance costs paid	(934)	(1,181)
Taxes paid related to net share settlement of stock awards	(385)	(266)
Proceeds from exercise of stock options	155	337
Borrowings from notes payable	44,000	—
Income tax benefit from employee stock awards	—	103
Payment of purchase obligation	—	(554)
Net cash used in financing activities	(12,677)	(40,637)
Effect of foreign currency exchange rate changes on cash	(3)	21
Net decrease in cash, cash equivalents and restricted cash	(16,965)	(30,698)
Cash, cash equivalents and restricted cash at beginning of year	40,484	71,182
Cash, cash equivalents and restricted cash at end of year	$23,519	$40,484
Non-cash financing activities:
Recognition of warrant issued in debt financing	$3,302	$—
Supplemental disclosures of cash flow information:
Cash paid (received) for income taxes	$(353)	$5,273
Cash paid for interest	$4,284	$6,156

PERFORMANT FINANCIAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Results
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted Earnings Per Diluted Share:
Net loss	$521	$(12,295)	$(12,729)	$(11,453)
Plus: Adjusted items per reconciliation of adjusted net income	760	10,771	5,208	15,569
Adjusted Net Income (Loss)	$1,281	$(1,524)	$(7,521)	$4,116

Adjusted Earnings Per Diluted Share	0.02	(0.03)	(0.15)	0.08
Diluted average shares outstanding (7)	51,599	50,230	50,688	50,674

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted EBITDA:
Net income (loss)	$521	$(12,295)	$(12,729)	$(11,453)
Provision for (benefit from) income taxes	(2,993)	(4,432)	(1,325)	(4,370)
Interest expense	1,289	1,761	6,972	7,897
Interest income	(4)	—	(4)	—
Transaction expenses (1)	—	—	576	—
Restructuring and other expenses (4)	—	20	—	329
Depreciation and amortization	2,507	3,282	10,888	13,380
Impairment of goodwill and customer relationship (6)	—	15,438	1,081	15,438
Stock based compensation	713	1,167	3,740	4,713
Adjusted EBITDA	$2,033	$4,941	$9,199	$25,934

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Adjusted Net Income (Loss):
Net income (loss)	$521	$(12,295)	$(12,729)	$(11,453)
Transaction expenses (1)	—	—	576	—
Stock based compensation	713	1,167	3,740	4,713
Amortization of intangibles (2)	207	936	898	3,736
Impairment of goodwill and customer relationship (6)	—	15,438	1,081	15,438
Deferred financing amortization costs (3)	346	390	2,385	1,732
Restructuring and other expenses (4)	—	20	—	329
Tax adjustments (5)	(506)	(7,180)	(3,472)	(10,379)
Adjusted Net Income (Loss)	$1,281	$(1,524)	$(7,521)	$4,116

We are providing the following preliminary estimates of our financial results for the year ended December 31, 2018:

	Year Ended
	December 31, 2017	December 31, 2018
	Actual	Estimate
Adjusted EBITDA:
Net income (loss)	$(12,729)	435 to 1,486
Provision for (benefit from) income taxes	(1,325)	165 to 564
Interest expense	6,972	4,200 to 4,900
Interest income	(4)	—
Transaction expenses (1)	576	—
Restructuring and other expenses (4)	—	—
Depreciation and amortization	10,888	9,800 to 10,850
Impairment of goodwill and customer relationship (6)	1,081	—
CMS Region A contract termination (8)	—	(14,400)
Stock-based compensation	3,740	1,800 to 2,600
Adjusted EBITDA	$9,199	2,000 to 6,000

(1) Represents costs and expenses related to the refinancing of our existing indebtedness.
(2) Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, and also an acquisition in the first quarter of 2012 to enhance our analytics capabilities.

(3) Represents amortization of capitalized financing costs related to our New Credit Agreement, and the write-off of deferred financing costs related to our Prior Credit Agreement in August 2017 and amortization of capitalized financing costs related to financing conducted in 2012 and costs related to the amendment of the terms of the note payable in 2014 and 2016.

(4) Represents restructuring costs and severance and termination expenses incurred in connection with termination of employees and consultants.
(5) Represents tax adjustments assuming a marginal tax rate of 40% for 2017, and 27.5% for 2018 estimate.
(6) Represents goodwill and impairment charges related to our Performant Europe Ltd. subsidiary in 2017, and an impairment expense was recognized relating to the Department of Education customer relationship in 2016.

(7) While net income (loss) for the twelve months ended December 31, 2016 reflects a net loss of $(11,453), the computation of adjusted net income results in adjusted net income of $4,116. Therefore, the calculation of the adjusted earnings per diluted share for the twelve months ended December 31, 2016 includes dilutive common share equivalents of 636 added to the basic weighted average shares of 50,038.

(8) Estimated Q1 2018 impact of CMS contract wind-down.